Exhibit 99.1

Janux Therapeutics Reports Third Quarter 2022 Financial Results and Business Highlights

-First patient dosed with JANX007 in first-in-human Phase 1 clinical trial in prostate cancer patients-

-Interim clinical update from Phase 1 trial of JANX007 expected in 2H 2023-

-IND application for EGFR-TRACTr (JANX008) remains on-track to be submitted in 2H 2022-

-Management team and Board strengthened with key appointments-

-Participating in upcoming virtual fireside chat-

-$338.8 million in cash and cash equivalents and short-term investments at end of third quarter 2022-

SAN DIEGO, November 10, 2022 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today reported financial results for the third quarter ended September 30, 2022, and provided a business update.

“We recently reached our most important milestone by dosing our first patient. At Janux we operate under the tenet that every day matters for cancer patients, and our ability to rapidly move our lead PSMA-TRACTr into the clinic to provide needed treatments for these patients exemplifies this principle,” said David Campbell, Ph.D., President and CEO of Janux.

RECENT BUSINESS HIGHLIGHTS AND FUTURE MILESTONES:

Janux has prioritized its programs to enable sufficient funding to provide key clinical data assessments for its lead programs.

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First patient dosed with lead program (JANX007) in first-in-human Phase 1 clinical trial in prostate cancer patients.
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The Phase 1 clinical trial is a multi-center, open-label dose escalation trial to evaluate ascending doses of JANX007 in patients with mCRPC. This trial is assessing the safety, tolerability, pharmacokinetic, pharmacodynamic, and the preliminary efficacy of JANX007 as a single agent in adult subjects with mCRPC. For additional information about the trial, please visit clinicaltrials.gov using the identifier NCT05519449.

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CGMP manufacturing of EGFR-TRACTr (JANX008) drug substance and drug product has been completed and the material released to support the IND and supply first-in-human clinical trials.

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Initiated CGMP manufacturing of PD-L1xCD28 TRACIr (JANX009) and on-track for production and release of drug substance and drug product to support an IND filing.

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Evaluations of TROP2-TRACTr to support development candidate selection are ongoing.

We anticipate providing an interim clinical update from the PSMA-TRACTr (JANX007) trial in the second half of 2023, submitting an IND for our EGFR-TRACTr (JANX008) in the second half of 2022, and selecting a development candidate for our TROP2-TRACTr in 2023. In addition, we selected a PD-L1xCD28 TRACIr development candidate in the fourth quarter of 2021 and we expect to submit an IND for this product candidate (JANX009) in 2023.

“We have also made strong additions to our management team and Board of Directors that will be critical as we continue to execute on our development and clinical plans,” said Dr. Campbell.

Management team and Board strengthened with key appointments.

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Strengthened management team with appointment of Brenda Van Vreeswyk as Head of Human Resources. Brenda brings extensive Human Resources leadership and operations expertise to Janux. Prior to joining Janux, she was Director, HR for Neurocrine Biosciences.

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Strengthened Board of Directors with addition of Winston Kung. Winston brings a breadth of operational leadership from both large and small therapeutics companies, as well as a track record of deal-making and financial acumen to Janux’s Board. Winston is currently the Chief Financial Officer and Chief Operating Officer at PMV Pharma.

Janux is also participating in a fireside chat at Cowen's 6th Annual IO Next Summit on Friday, November 11. A live webcast of the presentation may be accessed via the Investors & Media section of Janux’s website. An archived replay of the webcast will be available on the website for approximately 90 days following the presentation.

THIRD QUARTER 2022 FINANCIAL HIGHLIGHTS:

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Cash and cash equivalents and short-term investments: As of September 30, 2022, Janux reported cash and cash equivalents and short-term investments of $338.8 million, compared to $375.0 million at December 31, 2021.

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Research and development expenses: Research and development expenses for the quarter ended September 30, 2022, were $13.7 million, compared to $8.4 million for the comparable period in 2021.

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General and administrative expenses: General and administrative expenses for the quarter ended September 30, 2022, were $6.1 million, compared to $3.7 million for the comparable period in 2021.

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Net loss: For the quarter ended September 30, 2022, Janux reported a net loss of $16.7 million, compared to a net loss of $10.8 million for the comparable period in 2021.

About Janux Therapeutics

Janux Therapeutics is an innovative clinical-stage biopharmaceutical company developing next-generation therapeutics based on applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms to better treat patients suffering from cancer. Janux’s initial focus is on developing a novel class of T cell engagers (TCEs), and its lead product candidates are designed to target clinically validated drug targets. While TCE therapeutics have displayed potent anti-tumor activity in hematological cancers, developing TCEs to treat solid tumors have faced challenges due to the limitations of prior TCE technologies, namely (i) overactivation of the immune system leading to cytokine release syndrome, (ii) on-target, healthy tissue toxicities, and (iii) poor pharmacokinetics leading to short half-life. Janux is using its TRACTr platform technology to engineer product candidates designed to overcome these limitations by offering accuracy, stability, activity, modularity, and manufacturability. Janux is developing a broad pipeline with lead TRACTr programs targeting prostate-specific membrane antigen (PSMA), epidermal growth factor receptor (EGFR), and trophoblast cell surface antigen 2 (TROP2). Janux is also applying its proprietary technology to develop a TRACIr costimulatory bispecific product candidate against programmed death-ligand 1 (PD-L1) and Cluster of Differentiation 28 (CD28) designed to further enhance the anti-tumor activity of T cells. For more information, please visit www.januxrx.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need, expectations regarding the timing, scope and results of Janux’s development activities, including its ongoing and planned clinical trials, the timing of and plans for regulatory filings, the potential benefits of Janux’s product candidates and platform technologies, expectations regarding the use of Janux’s platform technologies to generate novel product candidates, the expected timing for announcing interim clinical updates and the strength of Janux’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Janux Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$64,752	$35,582
Accounts receivable	500	—
Short-term investments	274,008	339,383
Prepaid expenses and other current assets	5,070	2,054
Total current assets	344,330	377,019
Restricted cash	816	816
Property and equipment, net	6,514	1,412
Operating lease right-of-use assets	22,663	185
Other long-term assets	1,433	392
Total assets	$375,756	$379,824

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,866	$2,458
Accrued liabilities	7,240	3,779
Current portion of deferred revenue	5,906	5,163
Unvested stock liabilities	323	1,203
Current portion of operating lease liabilities	—	194
Total current liabilities	16,335	12,797
Deferred revenue, net of current portion	3,816	700
Operating lease liabilities, net of current portion	24,092	—
Total liabilities	44,243	13,497
Total stockholders’ equity	331,513	366,327
Total liabilities and stockholders’ equity	$375,756	$379,824

Janux Therapeutics, Inc.

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Collaboration revenue	$1,813	$1,159	$5,767	$2,021
Operating expenses:
Research and development	13,737	8,406	38,007	15,068
General and administrative	6,098	3,656	16,585	6,392
Total operating expenses	19,835	12,062	54,592	21,460
Loss from operations	(18,022)	(10,903)	(48,825)	(19,439)
Total other income	1,326	137	1,831	183
Net loss	$(16,696)	$(10,766)	$(46,994)	$(19,256)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities, net	(370)	7	(2,007)	24
Comprehensive loss	$(17,066)	$(10,759)	$(49,001)	$(19,232)
Net loss per common share, basic and diluted	$(0.40)	$(0.26)	$(1.13)	$(1.10)
Weighted-average shares of common stock outstanding, basic and diluted	41,526,524	41,134,102	41,431,023	17,572,807

Contacts

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091